Exhibit 99.1

Contact:	Brian E. Powers HICKOK INCORPORATED 10514 Dupont Avenue Cleveland, Ohio 44108 216-541-8060	January 5, 2017 FOR IMMEDIATE RELEASE

HICKOK INCORPORATED REPORTS FOURTH QUARTER
AND TWELVE MONTHS RESULTS

FINANCIAL HIGHLIGHTS

●	Federal Hose acquisition contributes to income in the fourth quarter
●	Favorable BP settlement results in $2.2 million in other income in the fourth quarter
●	Favorable Opus Inspection, Inc. settlement reached in December 2016
●	Fiscal year 2017 expected to be profitable

CLEVELAND, OH, January 5, 2017 Hickok Incorporated (OTC Pink: HICKA), a Cleveland based supplier of products and services for the automotive, trucking, locomotive, and aircraft industries, today reported operating results for the fourth quarter and twelve months ended September 30, 2016. Results for the fourth quarter include the results of Federal Hose Manufacturing LLC (“Federal Hose”) that was acquired by Hickok on July 1, 2016.

For the quarter ended September 30, 2016, sales were $2,692,040, compared with $1,794,910 in the same period last year, an increase of $897,130. For the quarter ended September 30, 2016, the Company recorded net income of $5,152,576 or $2.70 per share, compared with net income of $315,311 or $0.19 per share, in the same period last year.

During the fourth quarter 2016, the Company was awarded a favorable settlement in the amount of $2,270,567 (after legal fees) for claims against BP Exploration & Product, Inc. for damages arising out of the BP Deepwater Horizon Oil Disaster. This settlement resulted in contributions to net income of $1,498,574 after taxes or $0.79 per share. The Company also recognized a tax recovery during the fourth quarter of 2016 due to a decrease in the valuation allowance on deferred income taxes, resulting in an increase to net income of $3,299,600, or $1.73 per share. Excluding the favorable BP settlement and tax recovery, adjusted net income for the fourth quarter of 2016 was $354,402 or $0.19 per share, compared to $315,311 or $0.19 per share in the same period last year.

For the twelve months ended September 30, 2016, sales were $6,645,780 compared to $5,852,924 a year ago, an increase of $792,856. For the twelve months ended September 30, 2106, the Company reported net income of $4,632,848 or $2.38 per share, compared with a net loss of ($122,377) or ($0.07) per share, a year ago. Excluding the favorable BP settlement and tax recovery, the adjusted net loss for the twelve months ended September 30, 2016 was ($165,326) or ($0.09) per share, compared to a net loss of ($122,377) or ($0.07) per share a year ago.

Adjusted net income (loss) and adjusted earnings (loss) per share are non-GAAP financial measures. A reconciliation of GAAP to non-GAAP financial measures has been provided in the financial statement tables included in this press release. As noted above, the Company calculated adjusted net income (loss) by excluding the favorable impacts of the BP settlement and tax recovery and calculated adjusted earnings (loss) per share by dividing the adjusted net income (loss) by the weighted-average shares outstanding. The Company has included these non-GAAP financial measures in this press release because they are key measures used by management to understand and evaluate the Company’s core operating performance and trends, to prepare and approve budgets, and to develop short- and long-term operational plans. In particular, the exclusion of the non-reoccurring favorable impacts of the BP settlement and tax recovery in calculating adjusted net income (loss) can provide a useful measure for period-to-period comparisons of our core business. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP, particularly net income (loss). Because of these limitations, these non-GAAP financial measures should be considered alongside other financial performance measures.

In December 2016, the Company settled a suit against Opus Inspection, Inc., formerly Systech International, LLC, (“Opus”) that was originally filed in 2007 with respect to infringement on two of the Company’s emission product patents. The settlement requires Opus to purchase at least $3.9 million of the Company’s products over a 27-month period from the date of settlement at a premium over regular prices, deposit an advance of $1.3 million which will be applied to purchase orders over the next 27-months, and make an additional payment to the Company in the amount of $50,000.

The Company's current assets at September 30, 2016 of $7,766,817 were 3.3 times current liabilities and the total of cash and cash equivalents and accounts receivable were 1.9 times current liabilities. These ratios compare to 5.1 and 2.1 times current liabilities at September 30, 2015. Working capital at September 30, 2016 was $5,418,867 as compared to $2,796,806 a year ago.

Brian E. Powers, Chairman and CEO, said, “We are very pleased with a strong fourth quarter, both due to the contributions from our Federal Hose division acquired July 1, 2016, and the favorable settlement with BP. Although this settlement transaction was unusual and is not recurring in nature, it was a significant benefit both to our earnings and cash flow in the current fiscal year.” He also added, “Federal Hose has a history of profitable operations that are expected to continue in the future and are expected to result in a profitable fiscal 2017 for the Company. The Opus settlement is expected to increase sales over the next 27 months, including in the fiscal year 2017. We will continue to focus on sales efforts, expense management, and improving profitability in the automotive diagnostic segment of our business in fiscal year 2017.”

Hickok provides products and services primarily for the automotive, trucking, locomotive, and aircraft industries. Offerings include the development, manufacture and marketing of electronic and non-electronic automotive diagnostic products used for repair and emission testing. The Company also develops and manufactures indicating instruments for aircraft, locomotive and general industrial applications. The recent acquisition of Federal Hose consists of flexible metal and silicone hose products designed and manufactured or distributed primarily to the trucking industry.

Certain statements in this news release, including discussions of management's expectations for fiscal 2017, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ from those anticipated as a result of risks and uncertainties which include, but are not limited to, Hickok's ability to effectively integrate Federal Hose and manage the larger operations of the combined business, effectively develop and market new products, overall market and industry conditions, the Company's ability to capitalize on market opportunities, the Company's ability to satisfy its interest payments and obtain cost effective financing as well as the risks described from time to time in Hickok's reports as filed with the Securities and Exchange Commission.

HICKOK INCORPORATED

Financial Highlights (Unaudited)

	Three Months Ended		Twelve Months Ended
	September 30,		September 30,

	2016	2015	2016	2015
Net sales	$2,692,040	$1,794,910	$6,645,780	$5,852,924

Costs and expenses:
Costs of sales	2,130,320	662,179	4,334,815	3,168,303
Product development	272,268	273,175	1,050,157	1,015,414
Marketing and administrative expenses	657,476	545,088	2,145,937	1,798,960
Interest charges, net of other income	49,567	(843)	52,190	(7,376)
Legal Settlement	(2,270,567)	-	(2,270,567)	-
Total Costs and Expenses	839,064	1,479,599	5,312,532	5,975,301

Income (loss) before Provision for (Recovery of) Income Taxes	1,852,976	315,311	1,333,248	(122,377)
Provision for (Recovery of) Income Taxes	(3,299,600)	-	(3,299,600)	-
Net income (loss)	$5,152,576	$315,311	$4,632,848	$(122,377)

Net income (loss) per common share
Basic	$2.70	$0.19	$2.38	$(0.07)
Diluted	$2.70	$0.19	$2.38	$(0.07)

Weighted average shares outstanding
Basic	1,908,361	1,638,215	1,943,625	1,638,215
Diluted	1,908,361	1,638,215	1,943,625	1,638,215

HICKOK INCORPORATED

GAAP Reconciliation

Net Income (Loss) to Adjusted Net Income (Loss)

	Three Months Ended		Twelve Months Ended
	September 30,		September 30,

	2016	2015	2016	2015
Net income (loss)	$5,152,576	$315,311	$4,632,848	$(122,377)

Adjustments:
Legal Settlement	(2,270,567)	-	(2,270,567)	-
Tax adjustments on above charges	771,993	-	771,993	-
Recovery of income taxes	(3,299,600)	-	(3,299,600)	-
Adjusted Net Income (loss)	$354,402	$315,311	$(165,326)	$(122,377)

Adjusted Basic income (loss) per share	$0.19	$0.19	$(0.09)	$(0.07)
Adjusted Diluted income (loss) per share	$0.19	$0.19	$(0.09)	$(0.07)

Weighted average shares outstanding
Basic	1,908,361	1,638,215	1,943,625	1,638,215
Diluted	1,908,361	1,638,215	1,943,625	1,638,215